Exhibit 99.1

[TRANSLATION OF CONFERENCE PRESENTATION]

Dear friends, ladies and gentlemen:

All this time, people wonder what kind of company China Ginseng Holdings, Inc. (China Ginseng) exactly is，and our future plan on capital market. Today I am going to talk about the growth process of China Ginseng.

A: the company's growth process

China ginseng, incorporated on June 24, 2004 in Nevada, the United States, is one of the largest ginseng planting and processing enterprise in China, with planting area of 1975 acres. Company’s stock was listed on September 12, 2006 in the pink sheet market. In June 2011, our stock started to be traded on OTCBB. Afterwards, Company’s stock (Ticker Symbol: CSNG.QB) started to trade on OTCQB with an opening price of $1.41 per share.

China ginseng has four wholly-owned subsidiaries including: Yanbian Huaxing Ginseng Industry Co., Ltd., Jilin Ganzhi ginseng production Co., Ltd., Hong Kong Huaxia International Industrial Co., Ltd. and Jilin Huamei Beverage Co., Ltd., which mainly distributed in Northeastern China and Hong Kong.

At present, the production line introduced and installed by Jilin Ganzhi can produce 30 million tons of fresh ginseng drinks a year. This production line has been certified to GMP national health food standards. Daily production capability of 10 thousand cans can be completed under the leadship of Cao Zhichao, the general manager. We plan to further improve our process techniques on our ginseng juice, develop new series of ginseng beverage, and expand the production line to increase our production capability as needed.

Our new management team includes:

He,Long, Chairman of China ginseng

Wu,Baolan, Chief of Operations of China ginseng (COO)

Ren,Ying, Chief financial officer of China Ginseng(CFO)

Melissa Fan Chen, General Manager of the United States Department of China ginseng, the Secretary of the board of directors

Li, Xiaolin, Chief Marketing Officer of China ginseng(CMO)

Cao,Zhichao, the general manager of Jilin Province Ganzhi Ginseng Production Co. Ltd.

B: Capital platform advantage

Our stock has been listed in the United States for 10 years. Ginseng beverage which is regarded as a natural healthy drink has been known by the overseas market. Over the past 10 years, the company remained in stagnation due to lack of production sales and shortage of funds. Now, under the guidance of the new management team, we are striving to turn a profit in the short term to expand overseas market. The relevant agencies in cooperation with China ginseng in the capital market

A: Our U.S. securities counsel

Hunter Taubman Fischer LLC

B: Our U.S. Accounting Firm

Cowan, Gunteski & Co., P.A.

C: National policy support

Meihekou municipal government has mentioned in the special meeting minutes:

Give preferential policies to the project of Jilin Ginseng Production Co., Ltd., which is “ two taxes three exemptions and three reductions "

D： The development plan of China Ginseng

Today, we are here holding the first theme conference "Ginseng Love, China Dream” in Zhengzhou, the focus of this conference is the promotion of our ginseng drinks, and hope our health drinks can make pigmy effort for the physical health of the Chinese people.

In order to ensure that our products become household ones in China, we first need to set up our sales channels. After this conference, we will recruit distributors nationwide, including provincial, municipal, district level and every other level agents . We will open our WeChat sales channel and we have already had a complete WeChat sales team. In addition, we begin to cooperate with pharmacies, supermarkets, star hotels and other channels to promote our sales. At the same time, our ginseng drinks are Changchun Yatai football official drinks.

Meanwhile, we started an "eye-protection project", which is a new project in order to solve the vision problem of the youth. Digital devices, for instance, the increase of the various new functions of computers and mobile phones, make our life more convenient. On the other hand, it cause harm to our eyesight without any doubt. The current situation about youth vision of our country is worrying, the healthy vision ratio of pupils is less than 40%, less than 30% for junior high school students, and less than 20% for the high school students. There have been vision problems since some children were even in kindergarten. The market research data above is shocking. But mobile phone has been fully integrated into our lives, and the various living facilities which harm our visions are everywherDigital devices, for instance, the increase of the various new functions of computers and mobile phones, make our life more convenient. On the other hand, it cause harm to our eyesight without any doubt.

Base on this situation, we decided to add "eye-protection project" . Our goal is to make all the teenagers "take off the glasses to see the world".

We expect to set up about one hundred regular chain stores in 2016. In March of this year, we will open ten franchise stores respectively in Inner Mongolia, Heilongjiang, Zhejiang, Gansu and Ningxia Province.

Next we will provide technical training, business guidance and financial management to shops which offer eye-protection programs, including the establishment of the operation system, financial system and inner control system. The information construction will be fully activated with the opening of the stores. Our principal job is to ensure single store profit.

Our broker personally experienced our eyesight protection program and gave our "eye-protection project" great certainty.

All the efforts we have made today aim to ensure the smooth development of China Ginseng.

To this end, I hope that today, all of the participants join our sales team, whether you are an participant of our eye-protection shop, or a builder of sales channels, you are the hero of our enterprise. I would like to express my most sincere gratitude to all of you!